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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-200718) and related Prospectus of Ashford Hospitality Prime, Inc. for the registration of common stock, preferred stock, depository shares, warrants, debt securities, rights and units and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements and schedule of Ashford Hospitality Prime, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
February 9, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm